Exhibit 14.1


                             EMPIRE RESOURCES, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS


TO ALL EMPLOYEES AND DIRECTORS:

You will find our Code of Business Conduct and Ethics included with this letter. Our Code is a reaffirmation of the Company's commitment to conducting its business ethically and by observing applicable laws, rules and regulations.

Empire Resources' reputation and continued success is dependent upon the conduct of its employees and directors. Each employee and director, as a custodian of the Company's good name, has a personal responsibility to ensure that his or her conduct protects and promotes both the letter of the Code and its spirit of ethical conduct. Your adherence to these ethical principles is fundamental to Empire Resources' future success.

The Code cannot provide definitive answers to all questions. Accordingly, Empire Resources expects each employee and director to exercise reasonable judgment to determine whether a course of action is consistent with Empire Resources' ethical standards and to seek guidance when appropriate. Your supervisor will often be the person who can provide you with thoughtful, practical guidance in your day-to-day duties. We have also appointed Sandy Kahn as our Compliance Officer, so you should feel free to ask questions or seek guidance from her.

Please read the Code carefully. If you have any questions concerning the Code, please speak with your supervisor or the Compliance Officer. Once you have read the Code and understand it, please sign the enclosed acknowledgment and return it to our Compliance Officer. You may also be asked periodically in succeeding years to certify that you have complied with the Code.

I entrust these principles and policies to you. Please give them your thoughtful and frequent attention.

Sincerely,


Nathan S. Kahn
President



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                                 ACKNOWLEDGMENT


         I acknowledge that I have reviewed and understand Empire Resources' Code of Business Conduct and Ethics (the "Code") and agree to abide by the provisions of the Code.



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Signature


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Name (Printed or typed)


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Position


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Date





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                             EMPIRE RESOURCES, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS

                                  INTRODUCTION

PURPOSE AND SCOPE

         The Board of Directors of Empire Resources, Inc. (together with its subsidiaries, "Empire Resources" or the "Company") established this Code of Business Conduct and Ethics (the "Code") to aid our directors, officers and employees in making ethical and legal decisions when conducting Empire Resources' business and performing their day-to-day duties.

         Empire Resources' Board of Directors is responsible for administering the Code. The Board of Directors has delegated day-to-day responsibility for administering and interpreting the Code to a Compliance Officer. Sandy Kahn has been appointed Empire Resources' Compliance Officer under this Code.

         Empire Resources expects its directors, officers and employees to exercise reasonable judgment when conducting business. Empire Resources encourages its directors, officers and employees to refer to this Code frequently to ensure that they are acting within both the letter and the spirit of this Code. Empire Resources also understands that this Code will not contain the answer to every situation you may encounter or every concern you may have about conducting business ethically and legally. In these situations, or if you otherwise have questions or concerns about this Code, Empire Resources encourages each director, officer and employee to speak with his or her supervisor (if applicable) or, if you are uncomfortable doing that, with Sandy Kahn, who is our Compliance Officer under this Code.

         This Code is part of a broader set of Company Policies and compliance procedures described in greater detail in the Employee Handbook.

CONTENTS OF THIS CODE

         This Code has two sections which follow this Introduction. The first section, "STANDARDS OF CONDUCT," contains the actual guidelines that our directors, officers and employees are expected to adhere to in the conduct of Empire Resources' business. The second section, "COMPLIANCE PROCEDURES," contains specific information about how this Code functions including who administers the Code, who can provide guidance under the Code and how violations may be reported, investigated and punished. This section also contains a discussion about waivers of and amendments to this Code.

A NOTE ABOUT OTHER OBLIGATIONS

         Empire Resources' directors, officers and employees generally have other legal and contractual obligations to Empire Resources. This Code is not intended to reduce or limit the other obligations that you may have to Empire Resources. Instead, the standards in this Code should be viewed as the minimum


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standards that Empire Resources expects from its directors, officers and employees in the conduct of Empire Resources' business.




























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                              STANDARDS OF CONDUCT
                              --------------------

CONFLICTS OF INTEREST

         Empire Resources recognizes and respects the right of its directors, officers and employees to engage in outside activities which they may deem proper and desirable, provided that these activities do not impair or interfere with the performance of their duties to the Company or their ability to act in Empire Resources' best interests. In most, if not all cases, this will mean that our directors, officers and employees must avoid situations that present a potential or actual conflict between their personal interests and Empire Resources' interests.

         A "conflict of interest" occurs when a director's, officer's or employee's personal interest interferes with Empire Resources' interests. Conflicts of interest may arise in many situations. For example, conflicts of interest can arise when a director, officer or employee takes an action or has an outside interest, responsibility or obligation that may make it difficult for him or her to perform the responsibilities of his or her position objectively and/or effectively in Empire Resources' best interests. Conflicts of interest may also occur when a director, officer or employee or his or her immediate family member receives some personal benefit (whether improper or not) as a result of the director's, officer's or employee's position with Empire Resources. Each individual's situation is different and in evaluating his or her own situation, a director, officer or employee will have to consider many factors.

         Additionally, conflicts arise where an employee, officer or director, or member of his or her immediate family:

    o Solicits or accepts, directly or indirectly, from customers, suppliers or others dealing with the Company any kind of gift or other personal, unearned benefits as a result of his or her position in the Company (other than non-monetary items of nominal intrinsic value not exceeding $150);

    o Has a direct or indirect financial interest in the Company's competitors, customers, suppliers or others dealing with the Company (excluding interests that are less than 1% of the outstanding securities of a publicly-traded corporation or equivalent percentage of ownership interests in an unincorporated business);

    o Has a consulting, managerial or employment relationship in any capacity with a competitor, customer, supplier or others dealing with the Company; or

    o Acquires, directly or indirectly, real property, leaseholds, patents or other property or rights in which the Company has, or the employee, officer or director knows or has reason to believe at the time of acquisition that the Company is likely to have an interest.

    o Has a direct or indirect material interest in a transaction involving indebtedness or a guarantee or indebtedness (excluding amounts due for purchases of goods and services subject to usual trade terms, for ordinary business travel and expense payments and for other transactions in the ordinary course of business).


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         An "immediate family member" includes the spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and any person (other than a tenant or employee) sharing the household of an employee, officer or director.

         Empire Resources' employees and officers are expected to devote their full time and attention to the Company's business during regular working hours and for whatever additional time may be required. Outside business activities can easily create conflicts of interest or diminish productivity and effectiveness. For these reasons, employees and officers should avoid outside business activities that divert their time and talents from Empire Resources' business.

         Though Empire Resources encourages professional activities and community involvement, special care must be taken not to compromise duties owed to Empire Resources. Employees and officers are expected to disclose the nature of any non-Company activity for which compensation is received.

         Employees and officers must obtain approval from the Company's Compliance Officer before agreeing to serve on the board of directors or similar body of a for-profit enterprise or government agency.

         Subject to the limitations imposed by this Code, each employee and officer is free to engage in outside activities that do not interfere with the performance of his or her responsibilities or otherwise conflict with Empire Resources' interests. Where activities may be of a controversial or sensitive nature, employees and officers are expected to seek the guidance of the Compliance Officer before engaging in such activities. No employee, officer or director may use his or her Company position or title or any Company equipment, supplies or facilities in connection with outside activities, nor may any employee, officer or director do anything that might infer sponsorship or support by the Company of such activity, unless such use has been approved in writing by the Compliance Officer.

         Employees, officers and directors and their families are prohibited from requesting, accepting or offering any form of under-the-table payment, kickback, bribe, rebate, or other improper payment or gratuity in connection with any corporate expenditure or sale of goods or services. If approached with such an offer, the Compliance Officer should be contacted immediately.

         No employee, officer or director may accept loans or guarantees of obligations (except from banks of other entities that provide such services in the normal course and at arms' length) from any individual, organization or entity doing or seeking to do business with the Company. Any offer of such a loan should be reported to the Compliance Officer.

         Any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the Compliance Officer. The Compliance Officer may notify the Board of Directors as he or she deems appropriate. Actual or potential conflicts of interest involving a director, executive officer or our Compliance Officer should be disclosed directly to the Chairman of the Board of Directors. Conflict of interest transactions may also be subject to the Company's related person transaction policy. The related person transaction policy applies to, among


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others, the Company's executive officers (as defined in such policy), directors and director nominees, and any immediate family members of the foregoing persons. Transactions that are subject to such a policy are required to be reported, reviewed and approved or ratified in accordance with that policy.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

         Empire Resources seeks to conduct its business in compliance with applicable laws, rules and regulations. No director, officer or employee shall engage in any unlawful activity in conducting Empire Resources' business or in performing his or her day-to-day company duties, nor shall any director, officer or employee instruct others to do so.

         Legal compliance is not always intuitive. To comply with the law, employees, officers and directors must learn enough about the national, state and local laws that affect Empire Resources to spot potential issues and to obtain proper guidance on the right way to proceed. This means, for example, that employees and officers whose day-to-day work is directly affected by particular laws have a responsibility to understand them well enough to recognize potential problem areas and to know when and where to seek advice. When there is any doubt as to the lawfulness of any proposed activity, advice should be sought from the Company's Compliance Officer.

         Employees, officers and directors are strongly encouraged, and indeed have an obligation, to raise concerns promptly when they are uncertain as to the proper legal course of action or they suspect that some action may violate the law. The earlier a potential problem is detected and corrected, the better off Empire Resources will be in protecting against harm to the Company's business and reputation.

         Certain legal obligations and policies that are particularly important to our business and reputation are summarized below. Further information on any of these matters may be obtained from the Company's Compliance Officer.

PROTECTION AND PROPER USE OF EMPIRE RESOURCES' ASSETS

         Loss, theft and misuse of Empire Resources' assets have a direct impact on Empire Resources' business and its profitability. Employees, officers and directors are expected to protect Empire Resources' assets that are entrusted to them and to protect Empire Resources' assets in general. Employees, officers and directors are also expected to take steps to ensure that Empire Resources' assets are used only for legitimate business purposes.

CORPORATE OPPORTUNITIES

         Employees, officers and directors owe a duty to Empire Resources to advance its legitimate business interests when the opportunity to do so arises. Each employee, officer and director is prohibited from:

        o diverting to himself or herself or to others any opportunities that are discovered through the use of Empire Resources' property or information or as a result of his or her position with Empire Resources,

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        o   using Empire Resources' property or information or his or her position for improper personal gain, or

        o   competing with the Company.

        o participating in an initial public offering or otherwise accept special investment opportunities from a supplier, vendor (including banks or financial advisers), or customer with whom the Company is doing business or that is seeking to sell products or services to the Company without first disclosing the opportunity to the Company's Compliance Officer.

CONFIDENTIALITY

         Confidential information generated and gathered in Empire Resources' business plays a vital role in Empire Resources' business, prospects and ability to compete. "Confidential information" includes all non-public information that might be of use to competitors or harmful to the Company or its customers if disclosed. Directors, officers and employees may not disclose or distribute Empire Resources' confidential information, except when disclosure is authorized by Empire Resources or required by applicable law, rule or regulation or pursuant to an applicable legal proceeding. Directors, officers and employees shall use confidential information solely for legitimate company purposes. Directors, officers and employees must return all of Empire Resources' confidential and/or proprietary information in their possession to Empire Resources when they cease to be employed by or to otherwise serve Empire Resources.

FAIR DEALING AND INSIDER TRADING

         Competing vigorously, yet lawfully, with competitors and establishing advantageous, but fair, business relationships with customers and suppliers is a part of the foundation for long-term success. However, unlawful and unethical conduct, which may lead to short-term gains, may damage a company's reputation and long-term business prospects. Accordingly, it is Empire Resources' policy that directors, officers and employees must endeavor to deal ethically and lawfully with Empire Resources' customers, suppliers, competitors and employees in all business dealings on Empire Resources' behalf. No director, officer or employee should take unfair advantage of another person in business dealings on Empire Resources' behalf through the abuse of privileged or confidential information or through improper manipulation, concealment or misrepresentation of material facts.

         No employee, officer or director (nor any immediate family member) may engage in transactions involving the Company's securities while in the possession of material nonpublic information concerning the Company. It is also illegal for any employee, officer or director of the Company to give material nonpublic information concerning the Company to others who may trade on the basis of, or while in the knowing possession of, that information. Material inside information is any information that has not reached the general marketplace and is likely to be considered important by investors deciding whether to trade (e.g., earnings estimates, significant business investments, mergers, acquisitions, dispositions and other developments, expansion or curtailment of operations, and other activity of significance). Using material inside information for trading, or tipping others to trade, is both unethical and illegal.

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         Any questions as to whether information is material or non-public should be directed to the Company's Compliance Officer. For additional information, see also the Company's Procedures and Policies Governing Securities Trading by Employees, Officers and Directors.

INQUIRIES FROM THE MEDIA AND PUBLIC

         Empire Resources is committed to providing full, fair and accurate disclosure in all public communications and in compliance with all applicable law, regulations and rules. Consistent with this commitment and Empire Resources' polices regarding Insider Trading and Fair Disclosure (see above), employees are not authorized to answer questions from the media, analysts, investors or any other members of the public. If you should receive such an inquiry, you must record the name of the person and immediately notify Sandy Kahn or David Kronfeld (or his successor).

FOREIGN CORRUPT PRACTICES ACT

         Empire Resources strictly prohibits giving or promising, directly or indirectly, anything of value to any employee or official of a government (including state-owned companies) or a political party, candidate for office, or to any person performing public duties or state functions in order to obtain or retain business or to secure an improper advantage with respect to any aspect of the Company's business.

         As a U.S. entity, Empire Resources is subject to the Foreign Corrupt Practices Act, which makes it illegal for the Company, its subsidiaries and persons working for or on behalf of the Company to offer, pay, give, promise or authorize the payment of any money or of anything of value to any government official for the purpose of obtaining or retaining business or to secure an improper advantage, and comparable laws in other countries. Under the Foreign Corrupt Practices Act, improper payments are defined expansively to include payments, both direct and indirect (for example through agents or contactors); gifts; entertainment; and certain travel expenses. Although written local law may permit gift-giving or the payment of entertainment expenses, the Company's Compliance Officer must approve any such payments. While the anti-bribery laws permit in narrow circumstances small "facilitation" payments to expedite the routine performance of legitimate duties, this area is not always clear, and the situation must be discussed with the Company's Compliance Officer prior to any action being taken. The Company prohibits such payments by any director, officer or employee unless the prior approval of the Company's Compliance Officer has been obtained. Any question as to whether a gift or payment would be considered improper under the Company's guidelines or national or foreign laws must be discussed with the Company's Compliance Officer.

         Under no circumstance is it acceptable for any employee, officer or director to offer, give, solicit or receive any form of bribe, kickback, payoff, or inducement.

         Empire Resources and its employees, officers and directors may not use agents, consultants, independent contractors or other representatives to do indirectly what the Company and such persons could not do directly under this Code or applicable law, rules and regulations.


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POLITICAL CONTRIBUTIONS AND ACTIVITIES

         In the United States, federal and many state laws prohibit corporations from making political contributions. No direct or indirect political contribution (including the use of Company property, equipment, funds or other assets) of any kind may be made in the name of the Company, or by using Company funds, unless the Company's Compliance Officer or his/her designee has certified in writing that such political contribution complies with applicable law. When such permission is given, such contributions shall be by check to the order of the political candidate or party involved, or by such other means as will readily enable Empire Resources to verify, at any given time, the amount and origin of the contribution.

SUBPOENAS AND GOVERNMENT INVESTIGATIONS

         As a general matter, it is Empire Resources' policy to cooperate in any government investigations and inquiries. All subpoenas, information document requests, or other inquiries should be referred immediately to the Company's Compliance Officer. Also see the Section on Record Retention in this Code.

MAINTAINING A SAFE, HEALTHY AND AFFIRMATIVE WORKPLACE

         Empire Resources is an equal opportunity employer and bases its recruitment, employment, development and promotion decisions solely on a person's ability and potential in relation to the needs of the job, and complies with local, state and federal employment laws. Empire Resources makes reasonable job-related accommodations for any qualified employee or officer with a disability when notified by the employee that he/she needs an accommodation.

         Empire Resources is committed to a workplace that is free from sexual, racial, or other unlawful harassment, and from threats or acts of violence or physical intimidation. Abusive, harassing or other offensive conduct is unacceptable, whether verbal, physical or visual. Any person who believes that they have been harassed or threatened with or subjected to physical violence in or related to the workplace should report the incident to an appropriate supervisor or Human Resources or the Compliance Officer, who will arrange for it to be investigated. All efforts will be made to handle the investigation confidentially.

         Empire Resources will not tolerate the possession, use or distribution of pornographic, racist, sexist or otherwise offensive materials on Company property, or the use of Company personal computers or other equipment to obtain or view such materials. All employees and officers must promptly contact an appropriate supervisor or Human Resources or the Compliance Officer about the existence of offensive materials, especially child pornography, on the company's systems or premises so that appropriate action may be taken, including notifying the proper authorities if necessary.

         Empire Resources is committed to providing a drug-free work environment. The illegal possession, distribution, or use of any controlled substances on Company premises or at Company functions is strictly prohibited. Similarly, reporting to work under the influence of any illegal drug or alcohol and the abuse of alcohol or medications in the workplace is not in the Company's best interest and violates this Code.


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         All accidents, injuries, or concerns about unsafe equipment, practices, conditions or other potential hazards should be immediately reported to an appropriate supervisor or the Compliance Officer.

ACCURACY OF RECORDS

         The integrity, reliability and accuracy in all material respects of Empire Resources' books, records and financial statements is fundamental to Empire Resources' continued and future business success. No director, officer or employee may cause Empire Resources to enter into a transaction with the intent to document or record it in a deceptive or unlawful manner. In addition, no director, officer or employee may create any false or artificial documentation or book entry for any transaction entered into by Empire Resources.

ACCOUNTING PRACTICES, BOOKS & RECORDS AND RECORD RETENTION

         It is the policy of the Company to fully and fairly disclose the financial condition of the Company in compliance with applicable accounting principles, laws, rules and regulations and to make full, fair, accurate timely and understandable disclosure in our periodic reports filed with the Securities and Exchange Commission and in other communications to securities analysts, rating agencies and investors. Honest and accurate recording and reporting of information is critical to our ability to make responsible business decisions. The Company's accounting records are relied upon to produce reports for the Company's management, rating agencies, investors, creditors, governmental agencies and others. Our financial statements and the books and records on which they are based must accurately reflect all corporate transactions and conform to all legal and accounting requirements and our system of internal controls.

         ALL EMPLOYEES, OFFICERS AND DIRECTORS - AND, IN PARTICULAR, THE CHIEF EXECUTIVE OFFICER, THE CHIEF FINANCIAL OFFICER AND THE COMPTROLLER - HAVE A RESPONSIBILITY TO ENSURE THAT THE COMPANY'S ACCOUNTING RECORDS DO NOT CONTAIN ANY FALSE OR INTENTIONALLY MISLEADING ENTRIES. We do not permit intentional misclassification of transactions as to accounts, departments or accounting periods and, in particular:

        o All accounting records, as well as reports produced from those records, are to be kept and presented in accordance with the laws of each applicable jurisdiction;

        o All records are to fairly and accurately reflect the transactions or occurrences to which they relate;

        o All records are to fairly and accurately reflect in reasonable detail the Company's assets, liabilities, revenues and expenses;

        o No accounting records are to contain any intentionally false or misleading entries;

        o No transactions are to be misclassified as to accounts, departments or accounting periods;

        o All transactions are to be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period;


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        o   All accounting records are to comply with generally accepted accounting principles; and

        o The Company's system of internal accounting controls, including compensation controls, is required to be followed at all times.

         ANY EFFORT TO MISLEAD OR COERCE THE INDEPENDENT AUDITORS OR A MEMBER OF INTERNAL AUDIT STAFF CONCERNING ISSUES RELATED TO AUDIT, ACCOUNTING OR FINANCIAL DISCLOSURE HAS SERIOUS LEGAL CONSEQUENCES FOR THE PERPETRATOR, INCLUDING CRIMINAL SANCTIONS, AND FOR THE COMPANY, AND IS STRICTLY PROHIBITED. If you become aware of any violation of this policy, you must report the matter immediately to the Compliance Officer or any member of the Audit Committee.

To the Compliance Officer as follows:

In writing:

Sandra Kahn
Chief Executive Officer and
Compliance Officer

Empire Resources, Inc.
One Parker Plaza
Fort Lee, New Jersey 07024
By Fax: (201) 944-2226
By Phone: (201) 944-2200
By email: skahn@empireresources.com

To the any member of the Audit Committee by using the contact information attached hereto.


         Consistent with the reporting and recordkeeping commitments discussed above and elsewhere in this Code, all employees, officers and directors should accurately and truthfully complete all records used to determine compensation or expense reimbursement. This includes, among other items, reporting of hours worked (including overtime), reimbursable expenses (including travel and meals), and sales activity.

         Compliance with the Company's Records Retention Procedures is mandatory. Destroying or altering a document with the intent to impair the document's integrity or availability for use in any potential official proceeding is a crime. Destruction of corporate records may only take place in compliance with the Records Retention Policy. Documents relevant to any pending, threatened, or anticipated litigation, investigation, or audit shall not be destroyed for any reason. Any belief that Company records are being improperly altered or destroyed should be reported to a responsible supervisor, the appropriate internal authority or the Compliance Officer.


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QUALITY OF PUBLIC DISCLOSURES

         Empire Resources is committed to providing its shareholders with complete and accurate information about its financial condition and results of operations in accordance with the securities laws of the United States. It is Empire Resources' policy that the reports and documents it files with or submits to the Securities and Exchange Commission, and its earnings releases and similar public communications made by Empire Resources, include fair, timely and understandable disclosure. Officers and employees who are responsible for these filings and disclosures, including Empire Resources' principal executive, financial and accounting officers, must use reasonable judgment and perform their responsibilities honestly, ethically and objectively in order to ensure that this disclosure policy is fulfilled. Empire Resources' senior management are primarily responsible for monitoring Empire Resources' public disclosure.























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                              COMPLIANCE PROCEDURES
                              ---------------------

COMMUNICATION OF CODE

         All directors, officers and employees will be supplied with a copy of the Code upon beginning service at Empire Resources. Updates of the Code will be provided from time to time. A copy of the Code is also available to all directors, officers and employees by requesting one from the Compliance officer.

MONITORING COMPLIANCE AND DISCIPLINARY ACTION

         Empire Resources' management, under the supervision of its Board of Directors or a committee thereof or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee, shall take reasonable steps from time to time to (i) monitor compliance with the Code, including the establishment of monitoring systems that are reasonably designed to investigate and detect conduct in violation of the Code, and (ii) when appropriate, impose and enforce appropriate disciplinary measures for violations of the Code.

         Disciplinary measures for violations of the Code may include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension with or without pay, demotions, reductions in salary, termination of employment or service and restitution.

         Empire Resources' management shall periodically report to the Board of Directors or a committee thereof on these compliance efforts including, without limitation, periodic reporting of alleged violations of the Code and the actions taken with respect to any such violation.

REPORTING CONCERNS/RECEIVING ADVICE

         COMMUNICATION CHANNELS
         ----------------------

         Be Proactive. Every employee is required to act proactively by asking questions, seeking guidance and reporting suspected violations of the Code and other policies and procedures of Empire Resources, as well as any violation or suspected violation of applicable law, rule or regulation arising in the conduct of the Empire Resources' business or occurring on Empire Resources' property. IF ANY EMPLOYEE BELIEVES THAT ACTIONS HAVE TAKEN PLACE, MAY BE TAKING PLACE, OR MAY BE ABOUT TO TAKE PLACE THAT VIOLATE OR WOULD VIOLATE THE CODE, HE OR SHE IS OBLIGATED TO BRING THE MATTER TO THE ATTENTION OF EMPIRE RESOURCES.

         Seeking Guidance. The best starting point for an officer or employee seeking advice on ethics-related issues or reporting potential violations of the Code will usually be his or her supervisor. However, if the conduct in question involves his or her supervisor, if the employee has reported the conduct in question to his or her supervisor and does not believe that he or she has dealt with it properly, or if the officer or employee does not feel that he or she can discuss the matter with his or her supervisor, the employee may raise the matter with the Compliance Officer.

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         Communication Alternatives. Any employee may communicate with the
Compliance Officer by any of the following methods:

        o In writing (which may be done anonymously as set forth below under "Reporting; Anonymity; Retaliation"), addressed to the Compliance Officer either by facsimile to 201-944-2226 or by U.S. mail to Ms. Sandra Kahn;

        o By e-mail to skahn@empireresources.com (anonymity cannot be maintained); or

         Reporting Accounting and Similar Concerns. Any concerns or questions regarding potential violations of the Code, any other company policy or procedure or applicable law, rules or regulations involving accounting, internal accounting controls or auditing matters should be directed to the Audit Committee or a designee of the Audit Committee. Officers and employees may communicate with the Audit Committee or its designee:

        o   In writing using the contact information attached hereto.

Employees may use this method to communicate anonymously with the Audit
Committee.

         Misuse of Reporting Channels. Employees must not use these reporting channels in bad faith or in a false or frivolous manner.

         REPORTING; ANONYMITY; RETALIATION
         ---------------------------------

          When reporting suspected violations of the Code, Empire Resources prefers that officers and employees identify themselves in order to facilitate Empire Resources' ability to take appropriate steps to address the report, including conducting any appropriate investigation. However, Empire Resources also recognizes that some people may feel more comfortable reporting a suspected violation anonymously.

         If an employee wishes to remain anonymous, he or she may do so, and Empire Resources will use reasonable efforts to protect the confidentiality of the reporting person subject to applicable law, rule or regulation or to any applicable legal proceedings. In the event the report is made anonymously, however, Empire Resources may not have sufficient information to look into or otherwise investigate or evaluate the allegations. Accordingly, persons who make reports anonymously should provide as much detail as is reasonably necessary to permit Empire Resources to evaluate the matter(s) set forth in the anonymous report and, if appropriate, commence and conduct an appropriate investigation.

         NO RETALIATION
         --------------

         Empire Resources expressly forbids any retaliation against any officer or employee who, acting in good faith, reports suspected misconduct. Any person who participates in any such retaliation is subject to disciplinary action, including termination.

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WAIVERS AND AMENDMENTS

         No waiver of any provisions of the Code for the benefit of a director or an executive officer (which includes without limitation, for purposes of this Code, Empire Resources' principal executive, financial and accounting officers) shall be effective unless (i) approved by the Board of Directors or, if permitted, a committee thereof, and (ii) if applicable, such waiver is promptly disclosed to Empire Resources' shareholders in accordance with applicable United States securities laws and/or the rules and regulations of the exchange or system on which the Company's shares are traded or quoted, as the case may be.

         Any waivers of the Code for other employees may be made by the Compliance Officer, the Board of Directors or, if permitted, a committee thereof.

         All amendments to the Code must be approved by the Board of Directors or a committee thereof and, if applicable, must be promptly disclosed to Empire Resources' shareholders in accordance with applicable United States securities laws and/or the rules and regulations of the exchange or system on which the Company's shares are traded or quoted, as the case may be.


ADOPTED:  June 20, 2007





















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